Exhibit 10.1

BACKSTOP SECURITY SUPPORT AGREEMENT

This Backstop Security Support Agreement (“Agreement”) is made and entered into on November 2, 2015 by Anthony Tang an individual investor (or, subject to the reasonable approval of Ener-Core (as defined below), which approval will not be unreasonably withheld or delayed, by an affiliate of Anthony Tang herein, with respect to the individual or such affiliate, as the case may be, the “Investor”) and Ener-Core, Inc., a corporation incorporated under the laws of Delaware (“Ener-Core”), each or both of which may also hereinafter be referred to as a “Party” or the “Parties” respectively.

RECITALS

WHEREAS, Ener-Core has entered into that certain Commercial License Agreement dated Nov 14, 2014, as subsequently amended (the “CLA”), with the Dresser-Rand Company, a New York General Partnership and SIEMENS Business (“D-R”); and

WHEREAS, Ener-Core has performed in all material respects its obligations to date under terms and conditions of the CLA and is currently in compliance in all material respects with all material terms of the CLA and without default; and

WHEREAS, Ener-Core is required by the terms of the CLA to put into place a Backstop Security (“BSS”) in the amount of $2.1 million to secure performance of its obligations during the term of BSS and in compliance with the requirements imposed upon the BSS by the CLA; and

WHEREAS, Investor has reviewed the CLA (including the amendment) and is willing to provide the financial and other assistance necessary for Ener-Core to have the BSS in place until such a time when Ener-Core has sufficient capital on its balance sheet to support, without the financial and other assistance of Investor, the BSS under conditions set forth below;

WHEREAS, Ener-Core will have obtained, prior to the beginning of the Term (as defined below) hereof and as a condition precedent to the beginning of such Term, appropriate executed waivers from the holders of the Senior Secured Notes (as defined below), which waivers will allow Ener-Core to grant the security interest contemplated by this Agreement and the Security Agreement (as defined below); and

NOW, THEREFORE, in consideration of the above recitals and of the undertakings and covenants of each of the Parties set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.	Letter of Credit. Investor shall promptly (but in any event no later than November 9, 2015) provide Ener-Core with financial and other assistance (including but not limited to the provision by Investor of sufficient and adequate collateral acceptable to East West Bank (“EW”)) as necessary in order for Ener-Core to obtain a $2.1 million letter of credit from EW acceptable to D-R as the BSS and with an expiration date of June 30, 2017 (“Letter of Credit”), at and after which time (i.e., June 30, 2017) Investor shall have no further obligation hereunder to provide any financial or other assistance to EW or otherwise.

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2.	TERM. As used in this Agreement, the “Term” will mean that period commencing on the date Ener-Core obtains the Letter of Credit from EW and ending on the earliest of any of the following events:

(a)	Ener-Core effectively replaces the Letter of Credit with an alternative BSS in favor of D-R;

(b)	D-R communicates in writing to Ener-Core the elimination of the requirement of the BSS for the Pacific Ethanol Stockton Project covered by the CLA; or

(c)	The last day of the twenty-fourth calendar month following the commencement of the Term.

3.	FEES. In consideration of Investor’s performance of its covenants, obligations and agreements set forth in this Agreement, Ener-Core hereby agrees to pay Investor the following cash payments as fees (subject, in the case of Sections 3(b) and 3 (d), to reduction pursuant to the provisions of Section 6):

(a)	a one-time fee equal to 4% of the amount of the Letter of Credit, which fee will be due and payable on the first day of the Term;

(b)	for each calendar month (or part thereof if applicable in the case where the Term ends pursuant to Section 2) commencing on the first day of the Term and continuing for a total of twelve months (unless the Term ends earlier as provided in Section 2), a monthly fee equal to 1% of the amount of the Letter of Credit, which monthly fee will be due and payable at the end of each such calendar month;

(c)	if after the initial twelve months the Term has not ended, then a one-time fee equal to 4% of the amount of the Letter of Credit, which will be due and payable on the business day immediately following the expiration of such twelve months (as used in this Agreement, “business day” means any day other than a Saturday or Sunday or any day on which the Federal Reserve Bank of San Francisco, CA is closed);

(d)	if after the initial twelve months the Term has not ended, then for each calendar month (or part thereof if applicable in the case where the Term ends pursuant to Section 2) commencing with the month immediately following the initial twelve months and continuing for a total of twelve months (unless the Term ends earlier as provided in Section 2), a monthly fee equal to 2% of the amount of the Letter of Credit, which monthly fee will be due and payable at the end of each such calendar month;

(e)	in the event that Investor is required by EW to make any payments on the Letter of Credit, Ener-Core shall, within ten calendar days after Ener-Core’s receipt of written or electronic notice of such payment to EW by Investor, pay to Investor the full amount of any such payment made by Investor to EW; and

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(f)	to the extent Investor is required by EW to pay any upfront fees or expenses in connection with Investor’s obtaining of the Letter of Credit, Ener-Core shall, within five calendar days after Ener-Core’s receipt of written or electronic notice of such payment by Investor to EW, reimburse Investor the full amount of any such payment made by Investor to EW.

In addition, Ener-Core is currently anticipating the payment to EW of an upfront fee equal to 2% of the amount of the Letter of Credit in exchange for EW’s services in setting up and supporting the Letter of Credit for the BSS with D-R. In the event Ener-Core is able to obtain an upfront fee of less than 2% from EW related to EW’s services in setting up and supporting the Letter of Credit for the BSS with D-R, Ener-Core agrees to pay to Investor an additional one-time fee equal to 50% of the reduction in upfront fees to EW, between the anticipated upfront fee of 2% and the actual upfront fee paid. By way of example only, if Ener-Core were able to obtain an upfront fee from EW of 1% of the amount of the Letter of Credit, that would represent a savings of 1% from the anticipated upfront fee of 2%, and hence Ener-Core would pay Investor an additional one-time fee equal to 0.5% of the amount of the Letter of Credit, which additional fee would be due and payable on the first day of the Term. Payment by Ener-Core to Investor of any fees under this Section 3 or under any other provisions of this Agreement is subject to such payment being permitted at such time pursuant to the Subordination and Intercreditor Agreement (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Intercreditor Agreement”) entered into as of even date herewith by and among Anthony Tang, Ener-Core and Empery Tax Efficient, LP in its capacity as collateral agent for the Senior Lenders (as defined in the Intercreditor Agreement).

4.	WARRANTS. As an additional incentive and consideration for Investor to enter into the transaction, Ener-Core agrees, subject only to, and conditioned only upon, the issuance of such Letter of Credit as accepted by D-R as sufficient to satisfy the BSS obligation under the CLA, to issue to Investor on the first day of the Term a one-time warrant (“Warrant”) substantially in the form attached hereto as Exhibit A, under which Investor will have the right

(a)	to purchase 74,000 shares (collectively, the “Shares”) of the common stock of Ener-Core, par value $0.0001 per share, which Warrant will have a duration of 5 years from the first day of the Term and an exercise price of $15.00/share, subject to adjustment for stock splits or other similar changes to Ener-Core’s capital structure. The Warrant will become exercisable on the one-year anniversary of the first day of the Term.

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5.	SECURITY. As an additional incentive and consideration for Investor to enter into the transaction, Ener-Core shall, subject only to, and conditioned only upon, the issuance of the Letter of Credit as accepted by D-R as sufficient to satisfy the BSS obligation under the CLA, provide to Investor a security interest, as evidenced by a Security Agreement substantially in the form attached hereto as Exhibit B, in its assets as follows:

(a)	Subordinated to D-R’s security interest in $2.1M BSS or any partial proceeds that may be recovered therefrom under terms and conditions of the BSS and CLA.

(b)	Subordinated to the security interest held by the holders of the Senior Secured Notes (“Senior Secured Notes”) of Ener-Core (as referenced in the Current Reports on Form 8-K filed by Ener-Core with the Securities and Exchange Commission on April 23, 2015 and May 7, 2015) pursuant to that certain Pledge and Security Agreement, dated as of April 22, 2015 (as amended, including the First Amendment dated as of May 7, 2015, the “Pledge Agreement”).

(c)	Subject to the same cumulative qualifications, exceptions and permitted liens (“Permitted Liens”) as contained in the provisions of the Pledge Agreement.

(d)	This security interest for the benefit of Investor will terminate upon the earlier of the elimination of the requirement of the BSS or the entire Letter of Credit is replaced with an alternative BSS in favor of D-R; provided, however, that in each case, Ener-Core has no outstanding payment obligations at the time to the Investor under this Agreement and/or the Security Agreement (provided, further, that the security interest will terminate upon the full satisfaction of such payment obligations).

Notwithstanding anything to the contrary contained in this Agreement, the parties hereto acknowledge and agree that any security interest granted under this Agreement and under the Security Agreement shall be subject to the Intercreditor Agreement and limited to the extent not permitted by the Intercreditor Agreement. For purposes of clarity, the parties hereto acknowledge and agree to the following legend: “This Agreement and the rights and obligations evidenced hereby are subordinate in the manner and to the extent set forth in that certain Intercreditor Agreement, and certain guarantees of the indebtedness evidenced thereby, as such agreements and such guarantees have been and hereafter may be amended, restated, supplemented or otherwise modified from time to time; and each party to the Agreement, by its acceptance hereof, irrevocably agrees to be bound by the provisions of the Intercreditor Agreement.”

6.	EARLY COLLATERAL EXCHANGE; NO PENALTY. Ener-Core will have the right to replace at any time (or times), and in whole or in part, the collateral provided by Investor in connection with the Letter of Credit for the BSS with an alternative solution, with or without notice to Investor, and with no penalty for the exchange (“Early Exchange”). Commencing with the calendar month in which there is an Early Exchange, the monthly fees pursuant to Section 3(b) or 3(d) above, as applicable, will be reduced a pro-rated amount in accordance with the corresponding proportionate reduction of collateral resulting from the Early Exchange. Upon an Early Exchange replacing all of the collateral, the obligation of Ener-Core to pay the monthly fees pursuant to Sections 3(b) and 3(d) above will terminate and cease as of the month in which the full replacement is completed and all other cash obligations of Ener-Core to Investor hereunder shall immediately terminate and cease; provided, however, Ener-Core shall be responsible for any unpaid fees for the months prior to the Early Exchange as well as the monthly fee in which the Early Exchange occurs.

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7.	REPRESENTATIONS AND WARRANTIES.

(a)	Ener-Core Representations and Warranties. On and as of the first day of the Term, Ener-Core represents and warrants to Investor that:

(i)	Due Incorporation, Qualification, etc. Ener-Core is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation or formation and has the requisite corporate power and authority to conduct its business as it is presently being conducted. Ener-Core is duly qualified to do business and is in good standing under the laws of the State of California.

(ii)	Authority. The execution, delivery and performance by Ener-Core of this Agreement and the consummation of the transactions contemplated hereby (A) are within the corporate power and authority of Ener-Core and (B) have been duly authorized by all necessary corporate actions on the part of Ener-Core.

(iii)	Enforceability. This Agreement has been duly executed and delivered by Ener-Core and constitutes a legal, valid and binding obligation of Ener-Core, enforceable against Ener-Core in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(iv)	Non-Contravention. The execution and delivery by Ener-Core of this Agreement and the performance and consummation of the transactions contemplated hereby do not and will not (A) violate the articles or certificate of incorporation or bylaws of Ener-Core, (B) violate any judgment, order, writ, decree, statute, rule or regulation applicable to Ener-Core, (C) except as disclosed to Investor, violate any provision of, or result in the breach or the acceleration of, or entitle any other person to accelerate (whether after the giving of notice or lapse of time or both), any mortgage, indenture, agreement, instrument or contract to which Ener-Core is a party or by which it is bound (provided, further, that such mortgage, indenture, agreement, instrument or contract involves an amount greater than $50,000), or (D) result in the creation or imposition of any lien greater that $50,000 upon any property or asset of Ener-Core (other than those in favor of the Investor).

(v)	Approvals. Other than those already obtained, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other person or entity (including, without limitation, the shareholders of the Ener-Core) is required in connection with the execution and delivery by Ener-Core of this Agreement and the performance and consummation by Ener-Core of the transactions contemplated hereby and thereby.

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(b)	Investor Representations and Warranties. On and as of the first day of the Term, Investor represents and warrants to Ener-Core that:

(i)	Due Incorporation, Qualification, etc. If Investor is not a natural person, Investor is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has requisite power and authority to conduct its business as it is presently being conducted.

(ii)	Authority. Investor has all requisite power, authority and capacity to execute, deliver and perform this Agreement, and if Investor is not a natural person, the execution, delivery and performance by Investor of this Agreement and the consummation of the transactions contemplated hereby (A) are within the corporate power and authority of Investor and (B) have been duly authorized by all necessary corporate actions on the part of Investor.

(iii)	Enforceability. This Agreement has been duly executed and delivered by Investor and constitutes a legal, valid and binding obligation of Investor, enforceable against Investor in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(iv)	Non-Contravention. The execution and delivery by Investor of this Agreement and the performance and consummation of the transactions contemplated hereby do not and will not violate any material judgment, order, writ, decree, statute, rule or regulation applicable to Investor or, if Investor is not a natural person, the formative or governing documents of Investor.

(v)	Accredited Investor. Investor is an accredited investor as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”).

(vi)	Knowledge and Experience. Investor has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of acquiring the Shares pursuant to the Warrant and making an informed investment decision with respect hereto.

(vii)	Information. Investor has been furnished access to such information and documents regarding Ener-Core as Investor has requested and has had an adequate opportunity to ask questions of, and receive answers from, the officers of the Ener-Core concerning any and all matters relating to the terms and conditions of the Warrant, the acquisition of the Shares, the business, operations, market potential, capitalization, financial condition and prospects of the Ener-Core and all other matters deemed relevant by Investor.

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(viii)	Investment. Investor (X) will, upon exercise of the Warrant, be acquiring the Shares for investment for its own account, not as a nominee or agent and not with a present view to, or for resale in connection with, any “distribution” of any such Shares within the meaning of the Securities Act; and (Y) has no present intention of selling, granting any participation in, or otherwise distributing, the Shares.

(ix)	Registration; Restrictions on Transfer. Investor understands and acknowledges that the Shares have not been, and are not being, registered under the Securities Act or under the “blue sky” laws or securities laws of any jurisdiction and that the Shares may not be sold or transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of or an effective registration statement covering the Shares or an available exemption from registration under the Securities Act, the Shares must be held indefinitely.

(x)	Approvals. Other than those already obtained, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other person or entity is required in connection with the execution and delivery by Investor of this Agreement and the performance and consummation by Investor of the transactions contemplated hereby and thereby.

8.	NOTICES. Any notices to be given hereunder by either Party to the other shall be in writing on paper and be delivered either by personal delivery (including delivery by Federal Express or similar reputable overnight courier), by mail, registered or certified, postage prepaid with return receipt requested or by fax. Mailed or faxed notices shall be addressed to the Parties at the addresses appearing in this Section of this Agreement, but each Party may change such address by written notice in accordance with this paragraph. Notices delivered personally, including via overnight courier, shall be deemed communicated as of actual receipt. Notices forwarded via the United States mail shall be deemed communicated as of five (5) days after mailing. Notices forwarded via fax shall be deemed communicated upon confirmation of receipt.

If to Ener-Core, to:	ENER-CORE INC. 9400 Toledo Way Irvine, CA 92618 Attn: Alain Castro, Chief Executive Officer Domonic Carney, Chief Financial Officer Fax: 949-616-3399
with a copy, which shall not constitute notice, to:	K&L Gates LLP 1717 Main Street, Suite 2800 Dallas, TX 75201 Attention: Robert Wolin Fax: 214-939-5949

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If to Investor, to:	Anthony Tang 87- Orlando Road San Marino, CA 91108 Fax: 626-279-3639
with a copy, which shall not constitute notice, to:	O’Neil LLP 19900 MacArthur Blvd. Ste 1050 Irvine, CA 92612 Attention: John D. Hudson Fax: 949-798-0511

9.	DISPUTE RESOLUTION. The Parties agree that any dispute, claim, or controversy directly or indirectly relating to or arising out of this Agreement, the termination or validity hereof, any alleged breach of this Agreement (“Dispute”) shall first be brought before a senior level executive of each Party, which senior level executives shall work in good faith to resolve such Dispute. In the event the Dispute is not resolved by such senior level executives, it shall be brought before three jointly agreed upon arbitrators, from the American Arbitration Association, in Los Angeles, California for final and binding arbitration. Absent bad faith or frivolous claims, all costs and attorney’s fees of each Party shall be the responsibility of that Party, while the costs and fees of the arbitrator shall be split equally by the Parties. The award in the arbitration shall be final and binding. Judgment upon the award rendered by the arbitrator may, subject to Section 11, be entered by any court having jurisdiction thereof.

10.	PUBLIC ANNOUNCEMENTS. Each Party agrees that it shall not make any public announcements with respect to this Agreement or any transaction contemplated herein without the prior written approval of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, the Parties agree and acknowledge that, notwithstanding the foregoing prohibition against public announcements, Ener-Core will not be in violation, breach or default of this Agreement if Ener-Core determines that it is prudent or necessary under the federal securities laws to make such disclosures about this Agreement or any transaction contemplated herein.

11.	GOVERNING LAW; VENUE. This Agreement will be governed in accordance with the laws of the State of California. Subject to the provisions of Section 9 hereof regarding binding arbitration, any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of California in Los Angeles County or in the federal courts located in the county of Los Angeles, California. The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each Party waives trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Each Party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such Party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

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12.	NO ASSIGNMENT. Neither Party may assign this Agreement or any of its rights or obligations hereunder without prior written consent of the other Party, and any attempt by either Party to assign this Agreement or any of its rights or obligations hereunder without such consent shall be null and void.

13.	ENTIRE AGREEMENT. This Agreement, along with the Exhibits, (which are deemed to be a part of the Agreement), constitute the entire and exclusive agreement between the Parties relating to the subject matter hereof and supersedes any prior agreements, understandings, or commitments relating to the subject matter hereof, whether oral or written and may be changed only by a written amendment mutually agreed and executed by both Parties. This Agreement may not be amended or modified except in writing signed by the Party against whom any such amendment or modification is intended to be enforced.

14.	COUNTERPARTS. This Agreement may be executed in multiple counterparts. Facsimile signatures shall be deemed originals.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties hereto have caused this document to be executed and delivered by their respective authorized representatives.

Ener-Core, Inc.		Anthony Tang

By:	/s/ Domonic Carney	By:	/s/ Anthony Tang
Name:	Domonic Carney	Name:	Anthony Tang
Title:	CFO

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EXHIBIT A

FORM OF WARRANT

NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES AND THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

ENER-CORE, INC.

WARRANT

Warrant No.	Original Issue Date: _______ __, 201_

Ener-Core, Inc., a Delaware corporation (the “Company”), hereby certifies that, for value received, or its registered assigns (the “Holder”), is entitled to purchase from the Company up to a total of 74,000 shares of Common Stock (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”), at any time and from time to time from and after __________ __, 201_ (the “Commencement Date”), and through and including the date of the expiration of five years beginning on the Commencement Date (the “Expiration Date”), and subject to the following terms and conditions:

1.           Definitions. As used in this Warrant, the following terms shall have the respective definitions set forth in this Section 1.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144.

“Business Day” means any day except Saturday, Sunday and any day which is a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Common Stock” means the common stock of the Company, $0.0001 par value per share, and any securities into which such common stock may hereafter be reclassified or for which it may be exchanged as a class.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” means $15.00, subject to adjustment in accordance with Section 9.

“Fair Market Value” of one share of Common Stock means (i) if the Common Stock is publicly traded, the average of the per share closing prices of the Common Stock as quoted on the Over-the-Counter Bulletin Board, or the principal exchange on which the Common Stock is listed, in each case for the fifteen trading days ending five trading days prior to the date of determination of fair market value or (ii) if the Common Stock is not so publicly traded, the per share fair market value as is determined in good faith by the Board of Directors of the Company after taking into consideration factors it deems appropriate, including, without limitation, recent sale and offer prices of the capital stock of the Company in private transactions negotiated at arm’s length.

“Fundamental Transaction” means any of the following: (1) the Company effects any merger or consolidation of the Company with or into another Person, (2) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (3) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (4) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property.

“California Courts” means the state and federal courts sitting in the City of Los Angeles, County of Los Angeles.

“Original Issue Date” means the Original Issue Date first set forth on the first page of this Warrant.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Rule 144” means Rule 144 promulgated by the Securities and Exchange Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Securities and Exchange Commission having substantially the same effect as such Rule.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means any “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X promulgated by the Securities and Exchange Commission under the Exchange Act.

“Trading Day” means (i) a day on which the Common Stock is traded on a Trading Market, or (ii) if the Common Stock is not quoted on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the OTC Markets Group, Inc. (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i) or (ii) hereof, then Trading Day shall mean a Business Day.

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“Trading Market” means whichever of the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, OTC Bulletin Board, or the OTC Markets Group, Inc. OTCQX or OTCQB tier on which the Common Stock is listed or quoted for trading on the date in question.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of this Warrant.

2.           Registration of Warrant. The Company shall register this Warrant upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

3.           Registration of Transfers. The Company shall register the transfer of any portion of this Warrant in the Warrant Register, upon surrender of this Warrant, with the Form of Assignment attached hereto duly completed and signed, to the Company at its address specified herein. Upon any such registration or transfer, a new Warrant to purchase Common Stock, in substantially the form of this Warrant (any such new Warrant, a “New Warrant”), evidencing the portion of this Warrant so transferred shall be issued to the transferee and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Warrant.

4.           Exercise and Duration of Warrants. This Warrant shall be exercisable by the registered Holder at any time and from time to time from and after the date of the expiration of twelve calendar months beginning on the Commencement Date, and through and including the Expiration Date. At 5:30 p.m., New York City time on the Expiration Date, the portion of this Warrant not exercised prior thereto shall be and become void and of no value. The Company may not call or redeem any portion of this Warrant without the prior written consent of the affected Holder.

5.	Delivery of Warrant Shares.

(a)          To effect exercises hereunder, the Holder shall not be required to physically surrender this Warrant unless all of the Warrant Shares then represented by this Warrant are being exercised. Upon delivery of the Exercise Notice (in the form attached hereto) to the Company (with the attached Warrant Shares Exercise Log) at its address for notice set forth herein and upon (i) payment of the Exercise Price multiplied by the number of Warrant Shares that the Holder intends to purchase hereunder or (ii) effecting a net issue exercise as provided for in Section 10(b), the Company shall promptly (but in no event later than three Trading Days after the Date of Exercise (as defined herein)) issue and deliver to the Holder, a certificate for the Warrant Shares issuable upon such exercise. The Company shall, upon request of the Holder and subsequent to the date on which a registration statement covering the resale of the Warrant Shares has been declared effective by the Securities and Exchange Commission, use its reasonable best efforts to deliver Warrant Shares hereunder electronically through the Depository Trust & Clearing Corporation or another established clearing corporation performing similar functions, if available, provided, that, the Company may, but will not be required to change its transfer agent if its current transfer agent cannot deliver Warrant Shares electronically through the Depository Trust Corporation. A “Date of Exercise” means the date on which the Holder shall have delivered to the Company: (i) the Exercise Notice (with the Warrant Exercise Log attached to it), appropriately completed and duly signed and (ii) payment of the Exercise Price for the number of Warrant Shares so indicated by the Holder to be purchased.

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(b)          If by the third Trading Day after a Date of Exercise the Company fails to deliver the required number of Warrant Shares in the manner required pursuant to Section 5(a), then the Holder will have the right to rescind such exercise.

(c)          The Company’s obligations to issue and deliver Warrant Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing Warrant Shares upon exercise of the Warrant as required pursuant to the terms hereof

6.           Charges, Taxes and Expenses. Issuance and delivery of Warrant Shares upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

7.           Replacement of Warrant. If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity (which shall not include a surety bond), if requested. Applicants for a New Warrant under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe. If a New Warrant is requested as a result of a mutilation of this Warrant, then the Holder shall deliver such mutilated Warrant to the Company as a condition precedent to the Company’s obligation to issue the New Warrant.

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8.           Reservation of Warrant Shares. The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares which are then issuable and deliverable upon the exercise of this entire Warrant, free from preemptive rights or any other contingent purchase rights of Persons other than the Holder (taking into account the adjustments and restrictions of Section 9). The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable.

9.           Certain Adjustments. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 9.

(a)           Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b)           Fundamental Transactions. If, at any time while this Warrant is outstanding there is a Fundamental Transaction, then the Holder shall have the right thereafter to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of this Warrant (the “Alternate Consideration”). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. The Company shall use its reasonable best efforts to ensure that at the Holder’s option and request, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new warrant substantially in the form of this Warrant and consistent with the foregoing provisions and evidencing the Holder’s right to purchase the Alternate Consideration for the aggregate Exercise Price upon exercise thereof. The Company shall use its reasonable best efforts to ensure that the terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (b) and ensuring that the Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

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(c)           Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to this Section 9, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the adjusted number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

(d)           Calculations. All calculations under this Section 9 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(e)           Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 9, the Company at its expense will promptly compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder and to the Company’s Transfer Agent.

(f)           Notice of Corporate Events. If the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any Subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Holder a notice describing the material terms and conditions of such transaction (but only to the extent such disclosure would not result in the dissemination of material, non-public information to the Holder) at least 10 calendar days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all steps reasonably necessary in order to ensure that the Holder is given the opportunity to exercise this Warrant prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

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10.         Payment of Exercise Price.

(a)          Cash Exercise. The Holder shall pay the Exercise Price by delivery of immediately available funds; or

(b)          Net Issue Exercise. In lieu of exercising this Warrant, the Holder may elect to receive Warrant Shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election, in which event the Company shall issue to the Holder a number of Warrant Shares computed using the following formula:

X=	Y (A-B)
A

Where:	X	=	the number of the Warrant Shares to be issued to the Holder.

	Y	=	the number of the Warrant Shares purchasable under this Warrant.

	A	=	the Fair Market Value of one share of Common Stock for the date of determination.

	B	=	the per share Exercise Price (as adjusted to the date of such calculation)

11.          No Fractional Shares. No fractional shares of Warrant Shares will be issued in connection with any exercise of this Warrant. In lieu of any fractional shares which would, otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the closing price of one Warrant Share as reported by the applicable Trading Market on the date of exercise.

12.          Notices. Any and all notices or other communications or deliveries hereunder (including, without limitation, any Exercise Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 5:30 p.m. (New York City time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Company, to 9400 Toledo Way, Irvine, CA 92618, Attn: Chief Executive Officer, or to Facsimile No.: (949) 616-3399 (or such other address as the Company shall indicate in writing in accordance with this Section), or (ii) if to the Holder, to the address or facsimile number appearing on the Warrant Register or such other address or facsimile number as the Holder may provide to the Company in accordance with this Section.

13.          Warrant Agent. The Company shall serve as warrant agent under this Warrant. Upon 10 days’ notice to the Holder, the Company may appoint a new warrant agent. Any corporation into which the Company or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Company or any new warrant agent shall be a party or any corporation to which the Company or any new warrant agent transfers substantially all of its corporate trust or shareholders services business shall be a successor warrant agent under this Warrant without any further act. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder’s last address as shown on the Warrant Register.

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14.	Miscellaneous.

(a)           This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant. This Warrant may be amended only in writing signed by the Company and the Holder and their successors and assigns.

(b)           All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of this Warrant and the transactions herein contemplated (“Proceedings”) (whether brought against a party hereto or its respective Affiliates, employees or agents) shall be commenced exclusively in the California Courts. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the California Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any California Court, or that such Proceeding has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Warrant or the transactions contemplated hereby. If either party shall commence a Proceeding to enforce any provisions of this Warrant, then the prevailing party in such Proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Proceeding.

(c)           The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

(d)           In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

(e)           Prior to exercise of this Warrant, the Holder hereof shall not, by reason of being a Holder, be entitled to any rights of a stockholder with respect to the Warrant Shares.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK,
SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

ENER-CORE, INC.

By:
Name :	Domonic Carney
Title:	Chief Financial Officer

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EXERCISE NOTICE

ENER-CORE, INC.

WARRANT DATED__________________ __, 201_

The undersigned Holder hereby irrevocably elects to purchase______________ shares of Common Stock pursuant to the above referenced Warrant. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Warrant.

(1)	The undersigned Holder hereby exercises its right to purchase ______________________ Warrant Shares pursuant to the Warrant.

(2)	Method of Exercise (Please initial the applicable blank):

__	The undersigned Holder elects to exercise the Warrant by means of a cash payment in accordance with Section 10(a) of the Warrant, and tenders herewith or by concurrent wire transfer payment in full for the purchase price of the Warrant Shares being purchased, together with all applicable transfer taxes, if any.

__	The undersigned Holder elects to exercise the Warrant by means of the net exercise provisions of Section 10(b) of the Warrant.

(3)	Pursuant to this Exercise Notice, the Company shall deliver to the holder ______________________ Warrant Shares in accordance with the terms of the Warrant.

Dated:_______________	Name of Holder:

(Print)

By:
Name:
Title:
(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

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Warrant Shares Exercise Log

Date	Number of Warrant Shares Available to be Exercised	Number of Warrant Shares Exercised	Number of Warrant Shares Remaining to be Exercised

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ENER-CORE, INC.

WARRANT DATED ________ __, 201_

WARRANT NO. ______________

FORM OF ASSIGNMENT

[To be completed and signed only upon transfer of Warrant]

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _________________________ the right represented by the above-captioned Warrant to purchase ________________ shares of Common Stock to which such Warrant relates and appoints _________________ attorney to transfer said right on the books of the Company with full power of substitution in the premises.

Dated:_______________

(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

Address of Transferee

In the presence of:

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EXHIBIT B

FORM OF SECURITY AGREEMENT

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (the "Agreement") is made as of November __, 2015, by and between Anthony Tang, a natural person (or, subject to the reasonable approval of Debtor, which approval will be unreasonably withheld or delayed, by an affiliate of Anthony Tang; referred to herein, with respect to such natural person or affiliate, as the case may be, “Secured Party”) and Ener-Core, Inc., a Delaware corporation (“Debtor”). Capitalized terms used herein but not otherwise defined in this Agreement shall have the meaning assigned to such terms in the Backstop Support Agreement (as defined below).

RECITALS

Pursuant to a Backstop Security Support Agreement made and entered into on November 2, 2015 (the “Backstop Support Agreement”), Debtor has agreed to provide Secured Party with a security interest in certain of Debtor’s assets to secure Debtor’s payment and other obligations to Secured Party pursuant to the Backstop Support Agreement;

As a material inducement for the Secured Party to enter into the Backstop Support Agreement, Debtor agreed, subject only to, and conditioned only upon, the issuance of the Letter of Credit as accepted by D-R as sufficient to satisfy the BSS obligation under the CLA, to enter into a security agreement to provide the Secured Party with a security interest in certain assets of Debtor; and

Debtor and Secured Party desire to enter into this Agreement in order to secure the performance of the Obligations (as defined below) of Debtor.

NOW, THEREFORE, in consideration of the covenants and conditions contained herein, the parties agree as follows:

1.	CERTAIN DEFINED TERMS

1.1.          Terms Defined In Uniform Commercial Code. Except as otherwise provided in this Agreement, all terms in this Agreement have the meanings assigned to them in Division 9 (or, absent definition in Division 9, in any other Division) of the Uniform Commercial Code, as those meanings may be amended, supplemented, revised or replaced from time to time.

1.2.          Uniform Commercial Code. "Uniform Commercial Code" means the California Uniform Commercial Code, as amended, supplemented, revised or replaced from time to time. Notwithstanding the foregoing, the parties intend that the terms used herein which are defined in the Uniform Commercial Code have, at all times, the broadest and most inclusive meanings possible. Accordingly, if the Uniform Commercial Code shall in the future be amended or held by a court to define any term used herein more broadly or inclusively than the Uniform Commercial Code in effect on the date of this Agreement, then such term, as used herein, shall be given such broadened meaning. If the Uniform Commercial Code shall in the future be amended or held by a court to define any term used herein more narrowly, or less inclusively, than the Uniform Commercial Code in effect on the date of this Agreement, such amendment or holding shall be disregarded in defining terms used in this Agreement.

1.3.          Obligations. As used in this Agreement, “Obligations” means all of the liabilities and obligations (primary, secondary, direct, contingent, sole, joint or several) due or to become due, or that are now or may be hereafter contracted or acquired, or owing to, the Debtor to the Secured Party under this Agreement, the Backstop Support Agreement, and any other instruments, agreements or other documents executed and/or delivered in connection herewith or therewith, in each case, whether now or hereafter existing, voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owned with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from any of the Secured Party as a preference, fraudulent transfer or otherwise as such obligations may be amended, supplemented, converted, extended or modified from time to time. Without limiting the generality of the foregoing, the term “Obligations” shall include, without limitation: (i) all payments due under the Backstop Support Agreement; (ii) any and all other fees, indemnities, costs, obligations and liabilities of the Debtor from time to time under or in connection with this Agreement, the Backstop Support Agreement, and any other instruments, agreements or other documents executed and/or delivered in connection herewith or therewith; and (iii) all amounts (including but not limited to post-petition interest) in respect of the foregoing that would be payable but for the fact that the obligations to pay such amounts are not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Debtor.

2.	CREATION OF SECURITY INTEREST

2.1.         Security Interest. As security for the payment and performance of the Obligations, Debtor hereby pledges grants to Secured Party a continuing security interest (“Security Interest”) in and a lien upon, all of Debtor’s right, title and interest in the following property and interests of Debtor, whether now existing or owned or hereafter acquired or arising (collectively, the “Collateral”) (provided, however, for avoidance of doubt, such Security Interest (i) shall not include any security interest or lien in “Excluded Assets”, (ii) shall be subordinated to that certain security interest held by the holders of the Senior Secured Notes (“Senior Secured Notes”) of Debtor referenced in the Current Reports on Form 8-K filed by Debtor with the Securities and Exchange Commission on April 23, 2015 and May 7, 2015, as such security interest is granted pursuant to that certain Pledge and Security Agreement, dated as of April 22, 2015 (as amended, including the First Amendment dated as of May 7, 2015, the “Pledge Agreement”), and (iii) shall be subject to the same cumulative qualifications, exceptions and Permitted Liens as provided for in the Pledge Agreement (for purposes of this Agreement, Excluded Assets” shall mean collectively: (X) all patents, (Y) any and all licenses or other rights granted by the Debtor (or one its affiliates) to D-R pursuant to that certain Commercial License Agreement entered into by and between D-R and Debtor, dated November 14, 2014 (the “CLA”) and (Z) any and all intellectual property that is developed or which shall be developed under the CLA; provided, however, that the foregoing exclusion shall in no way be construed so as to limit, impair or otherwise affect the Secured Party’s unconditional security interest in and liens upon any rights of Debtor in or to the proceeds of, or any monies due or to become due under or in respect of, all or any portion of such Excluded Assets and provided, further, that immediately upon the termination of the CLA, all assets that are no longer included in the definition of Excluded Assets shall constitute Collateral and the Debtor shall be deemed to have granted a security interest therein):

a.        All cash, bank deposits, deposit accounts, checks, certificates of deposit, checking and savings accounts, bankers’ acceptances, letters of credit, United States obligations, state and municipal obligations, obligations of foreign governments and subdivisions thereof, commercial paper, notes, instruments (whether negotiable or nonnegotiable), drafts, bonds, debentures (excluding debentures convertible into shares of capital stock and other equity securities) of and claims against corporations, joint ventures, persons, partnerships, whether limited or general, and other entities of every description, and other instruments and the like;

b.      All accounts receivable, agreements, contracts, leases, contract rights, rights to payment, instruments, documents, chattel paper, security agreements, guaranties, undertakings, surety bonds, insurance policies, notes and drafts, and all forms of obligations owing to Debtor or in which Debtor may have any interest;

c.      All goods and other inventory of the Debtor, now owned and hereafter acquired, wherever located, including, without limitation, all merchandise, goods and other personal property which are held for sale or lease or leased by the Debtor or to be furnished under a contract of service, all raw materials, work in process, materials used or consumed in the Debtor’s business and finished goods, inventory leased to others or held for lease, all goods in which the Debtor has an interest in mass or a joint or other interest or gifts of any kind (including goods in which the Debtor has an interest or right as consignee), and all goods which are returned to or repossessed by the Debtor, together with all additions and accessions thereto and replacements therefor and products thereof and documents therefor;

d.      All general intangibles, choses in action, or causes of action, including, particularly, any right of indemnity or other right that Debtor may have or hereafter acquire against any Person arising under or with respect to any judgment, statute, or rule and all other properties, assets and rights of every kind and nature, including, but not limited to, rights to refunds, tax refunds, claims for tax refunds, rights of indemnification, books and records (including, without limitation, corporate and other business records, customer lists, credit files, computer programs, printouts and other computer materials and records), inventions, designs, patents, copyrights, trademarks, trade names, trade styles, trade secrets, registrations, licenses, customer lists and computer source and object codes;

e.       All equitable rights and interests of whatever kind or nature;

f.       All investment property;

g.      All rights and claims in or under any policy of insurance, including, but not limited to, insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights, or intangible rights, and all liability, life, key man and business interruption insurance, together with the proceeds, products, renewals and replacements thereof, including prepaid and unearned premiums;

h.      All equipment, machinery, tools, furnishings, fixtures, vehicles and motor vehicles and all other goods used or bought primarily for use in Debtor’s business, together with all products and proceeds of the foregoing whether due or voluntary or involuntary disposition;

i.       All other agreements for use or purchase of the properties, assets and rights described herein or any part thereof and all renewals and extensions thereof, and all amounts, rents, issues, royalties, profits and rights, and other sums of money due and to become due under such other agreements for use or purchase of such properties, assets, or rights and all renewals and extensions;

j.       All other property of the Debtor now or hereafter in the possession, custody or control of the Secured Party, and all property of the Debtor in which the Secured Party now has or hereafter acquires a security interest;

k.       All other now existing or hereafter acquired personal property assets and/or real property assets of the Debtor not otherwise included in the foregoing Collateral;

l.       All now existing and hereafter acquired books, records, writings, data bases, information and other property relating to, used or useful in connection with, embodying, incorporating or referring to, any of the foregoing Collateral;

m.     Without in any way limiting the foregoing, the proceeds of any of the foregoing, whether derived from voluntary or involuntary disposition of the foregoing, and all renewals, replacements, substitutions, additions, accessions, rents, issue, royalties and profits of any of the foregoing, whether now owned, existing or hereafter acquired or arising; and

n.      All proceeds of and substitutions for any and all of the Collateral and, to the extent not otherwise included, all payments under insurance, or any indemnity, warranty or guaranty, payable to Debtor by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral.

Notwithstanding anything to the contrary contained in this Agreement, the parties hereto acknowledge and agree that any security interest granted under this Agreement shall be subject to the Intercreditor Agreement (as defined below) and limited to the extent not permitted by the Intercreditor Agreement.

2.2.         Obligations Secured; Subordination; Permitted Liens. The Security Interest is granted to secure Debtor’s Obligations. Such Security Interest is (i) subordinated to D-R’s security interest in $2.1M BSS or any partial proceeds that may be recovered therefrom under terms and conditions of the BSS and CLA, (ii) subordinated to that certain security interest granted to the holders of the Senior Secured Notes pursuant to the Pledge Agreement and (iii) subject to the same cumulative qualifications, exceptions and Permitted Liens as provided for in the Pledge Agreement; for purposes of this Agreement.

2.3.         Retained Rights. Other than during the existence of an Event of Default, Debtor shall be entitled to retain possession and enjoy the use of the Collateral.

2.4.         Express Waivers. Debtor hereby expressly waives:

a.       Diligence, presentment, protest, demand, and notice of every kind;

b.      The right, if any, to require Secured Party to proceed against any person liable for the payment of any of the Obligations of Debtor as a condition or prior to proceeding hereunder; and

c.      The right, if any, to require Secured Party to foreclose upon, sell, or otherwise realize upon, collect, or apply any other property, real or personal, securing any of the Obligations of Debtor as a condition or prior to proceeding hereunder

2.5.         UCC Financing Statement. Debtor hereby authorizes Secured Party to file a UCC-1 financing statement recording Secured Party’s security interest in the Collateral (for avoidance of doubt, Secured Party hereby agrees that such UCC-1 financing statement will expressly state that (i) there is no perfected security interest in the Excluded Assets, (ii) the Secured Party’s security interest is subordinated as provided in Section 2.2 hereof and (iii) the Secured Party’s security interest will have the same cumulative qualifications Exceptions and Permitted Liens as provided in Section 2.2 hereof.

2.6.         Termination of Security Interest. This Security Interest will terminate upon the earlier of the elimination of the requirement of the BSS or the entire Letter of Credit is replaced with an alternative BSS in favor of D-R; provided, however, that in each case, such termination is conditioned upon Ener-Core having at the time no outstanding payment obligations to the Secured Party under this Agreement and/or the Backstop Support Agreement (provided, further, that this Security Interest will terminate upon the full satisfaction of such payment obligations). Upon the termination of this Security Interest, all rights to the Collateral shall revert to Debtor. Also upon the termination of this Security Interest, Secured Party will authorize the filing of appropriate termination statements to terminate this Security Interest.

3.	WARRANTIES AND REPRESENTATIONS

3.1.         Debtor warrants, represents, and covenants that:

a.       Debtor will defend title to the Collateral and the Security Interest of Secured Party therein against the claims and demands of all persons;

b.       Debtor will, at its own cost and expense, keep the Collateral in a good state of repair;

c.       Debtor will not waste, destroy, misuse, abuse, or illegally use the Collateral, or any part thereof, and will not be negligent in the care thereof;

d.       Debtor will keep the Collateral free and clear of all attachments, levies, taxes, liens, and all other encumbrances of every kind and nature, other than Permitted Liens, and will not sell (other than in the ordinary course of business), assign, transfer, lease, hypothecate, or in any way allow or suffer the Collateral, or any part thereof, to come into the possession of any other person other than Permitted Liens, sales of inventory in the ordinary course of business and dispositions of obsolete and worn out equipment;

e.       Debtor will not secrete, abandon, or remove the Collateral, or any part thereof, or suffer the removal of it, or any part thereof, from Debtor’s business locations or third party warehouse maintained as of the date hereof other than in connection with sales of inventory in the ordinary course of business and dispositions of obsolete and worn out equipment;

f.       Debtor will immediately notify Secured Party of any change in Debtor's address;

g.      Debtor shall not be released from this Agreement because of the loss, injury, or destruction of the Collateral;

h.      Debtor shall allow Secured Party, and any of its representatives, free access to and right of inspection of the Collateral at all times;

i.       Debtor shall immediately give Secured Party written notice of any material loss or damage to the Collateral or any diminution in value and shall provide Secured Party with monthly account statements regarding the portion of the Collateral consisting of inventory;

j.       Debtor shall, at its own cost and expense, pay all taxes or other charges levied against or otherwise respecting the Collateral;

k.      Debtor shall, when requested by a Secured Party, execute any and all written instruments and documents and, at Debtor's sole cost and expense, do any other acts necessary to effectuate the purposes and provisions of this Agreement;

l.       Debtor will not do or permit any act for which the Collateral might be confiscated;

m.     Each and every one of the papers, writings, documents, instruments, contracts, agreements, memoranda, receipts, guaranties, certificates, statements, notices, assignments, notes, and the like, presented to Secured Party by or on behalf of Debtor, at any time, in any way or to any extent connected with the events or transactions referred to or contemplated in this Agreement, are genuine and were duly executed; and

n.      Debtor shall indemnify and hold Secured Party harmless from all losses, costs, damages, liabilities, or expenses, including reasonable attorneys' fees, which Secured Party may sustain or incur by reason of defending or protecting the Security Interest herein granted, the priority thereof, enforcing payment of the Obligations, or in the prosecution or defense of any action or proceeding concerning any matter growing out of or connected with this Agreement.

o.      Except pursuant to the Pledge Agreement and/or the CLA and/or this Agreement, Debtor shall not grant a security interest in, or encumber, any of the Excluded Assets (subject to the cumulative qualifications, exceptions and Permitted Liens as provided for in the Pledge Agreement or this Agreement).

4.	RIGHTS OF SECURED PARTY

Secured Party may, from time to time, without notice to Debtor and without affecting the Obligations of Debtor (subject to the Subordination and Intercreditor Agreement (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Intercreditor Agreement”) entered into as of even date herewith by and among Anthony Tang, Debtor and Empery Tax Efficient, LP in its capacity as collateral agent for the Senior Lenders (as defined in the Intercreditor Agreement)):

a.       Release, renew, extend, or alter the time or terms of payment of any Obligation;

b.      Release, surrender or substitute any property or other security; or

c.      Accept any type of further security therefor.

5.	DEFAULT

5.1.         Default. The occurrence of any of the following will constitute an event of default ("Event of Default") under this Agreement:

a.      The default by Debtor in the performance of any Obligation, and such payment default shall not have been remedied by payment within three (3) days after written notice of such default has been given to Debtor by Secured Party.

b.      The default by Debtor in the performance of any other term, covenant or agreement contained in this Agreement, and such default shall not have been remedied to the reasonable satisfaction of Secured Party or waived in writing by Secured Party within five (5) days after written notice of such default has been given to Debtor or where the cure requires more than five (5) days to cure the cure is commenced within three (3) days and diligently completed.

c.      Debtor becomes insolvent or unable to meet its debts as they mature.

d.      Debtor (i) makes an assignment for the benefit of creditors or admits in writing Debtor’s inability to pay its debts generally as they become due, or (ii) applies to any tribunal for the appointment of a trustee or receiver of any substantial part of Debtor’s assets, or (iii) commences any voluntary proceedings under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or other liquidation law of any jurisdiction, or (iv) becomes the subject of any such involuntary proceedings and Debtor indicates Debtor’s approval, consent or acquiescence, or (v) becomes the subject of an order appointing a trustee or receiver, adjudicating it bankrupt or insolvent, or approving a petition in any such involuntary proceeding, and such order remains in effect for sixty (60) days.

e.      There is a levy upon, seizure, or attachment of any of the Collateral, other than Permitted Liens.

5.2.         Remedies. Upon an Event of Default, and at the option of Secured Party, all of the Obligations shall become immediately due and payable, together with any other sums due hereunder, with interest theretofore accrued, without notice or demand and then and thereafter Secured Party shall have all of the rights and remedies of a secured party under the Uniform Commercial Code; provided, however, that notwithstanding anything to the contrary contained in this Agreement, any action under this Agreement and all rights and remedies of the Secured Party shall be subject to being permitted pursuant to the Intercreditor Agreement. Without limiting the foregoing (but subject to being permitted pursuant to the Intercreditor Agreement), Secured Party shall have the immediate right to (subject to such remedy or right being permitted at the time pursuant to the Intercreditor Agreement):

a.       Notify all persons indebted to Debtor under receivables, leases, trade accounts, and other Obligations to make all payments solely and directly to Secured Party;

b.       Take and maintain possession of the Collateral and in so doing, alone or with any other person, enter upon the premises where the Collateral may be found or believed by Secured Party to be located. Debtor hereby waives all claims for damages and otherwise, due to, arising from, or connected with any entry upon the premises or any seizure of the Collateral by Secured Party;

c.       Maintain possession and dispose of the Collateral on any premises of Debtor or under Debtor's control; or

d.       Remove the Collateral or any part thereof to any place Secured Party may desire.

5.3.         Sale of Collateral. If requested by Secured Party (but subject to being permitted at the time pursuant to the Intercreditor Agreement), Debtor shall assemble and make the Collateral available to Secured Party at a place to be designated by Secured Party. In the event of a sale by a Secured Party after a default by Debtor, the Collateral need not be in view of those present attending the sale, or at the same location at which the sale is being conducted. Secured Party may sell the Collateral in such order, priority, and lots as is commercially reasonable in the opinion of Secured Party. Debtor shall receive all notices of sale required to be given and which cannot be waived by law, all other notices of every type, nature, or kind being hereby expressly waived by Debtor. Any notice required to be given by law shall be conclusively presumed given and received by Debtor when it is mailed, postage prepaid, to Debtor at its last business address known to the Secured Party. Unless the Collateral is perishable, depreciates rapidly, or is of a type customarily sold on a recognized market, Debtor will be given reasonable notice of the time and place of any public sale, or of the time on or after which any private sale or other intended disposition is to be made. The requirements of reasonable notice shall be met if notice is mailed, postage prepaid, to Debtor at least two (2) days before the time of sale or other disposition. Secured Party may be the purchasers at any sale of the Collateral.

5.4.         Power of Attorney. Subject to being permitted pursuant to the Intercreditor Agreement, Debtor hereby appoints Secured Party as its irrevocable attorney with power, upon the occurrence and during the continuance of an Event of Default, to:

a.      Receive, open, and dispose of all mail addressed to Debtor;

b.      Endorse the name of Debtor on any checks or other evidences of payment that may come into the possession of Secured Party on the receivables and on any invoice, freight or express bill, bill of landing, or other document about any of the receivables;

c.      In its name or otherwise, to demand, sue for, collect, and give acquittances for any and all monies due or to become due on receivables;

d.      Compromise, prosecute, or defend any action, claim, or proceeding regarding receivables; and

e.      Do any and all things necessary and proper to carry out the purposes contemplated in this Agreement.

f.       Nothing herein shall be construed as limiting the rights of Secured Party pursuant to that certain Power of Attorney executed by Debtor in favor of Secured Party pursuant to the Loan Agreement.

6.	MISCELLANEOUS

6.1          Waiver. Waiver by Secured Party of any default or breach contained in or secured by this Agreement shall not be construed as a waiver of any subsequent breach.

6.2          Modification. This Agreement is entered into for the benefit of the parties hereto and their respective successors and assigns, and cannot be amended or terminated except in a writing signed by both parties.

6.3          Governing Law, Jurisdiction and Venue. This Agreement will be governed by, and construed, interpreted, and enforced in accordance with, the laws of the State of California, without giving effect to its conflict of laws provisions. Each of Debtor and Secured Party, subject to the binding arbitration undertakings of the Backstop Support Agreement: (a) submits to the jurisdiction of any state or federal court sitting in the County of Los Angeles, California in any legal suit, action or proceeding arising out of or relating to this Agreement or the Note; (b) agrees that all claims in respect of the action or proceeding to enforce such arbitration may be heard or determined in any such court; and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement or the Obligations in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 6. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law, statute, rule or regulation.

6.4          Severability. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

6.5          Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (i) one (1) business day after deposit with an express overnight courier for United States deliveries, or (ii) three (3) business days after deposit in the United States mail by certified mail (return receipt requested). The address for such notices and communications shall be, if to Debtor, 9400 Toledo Way, Irvine, CA 92618, Attn: Alain Castro (Chief Executive Officer) and Domonic Carney (Chief Financial Officer) and, if to the Secured Party, 870 Orlando Road, San Marino, CA 91108.

6.6          Entire Agreement. This Agreement contains the entire agreement of the parties hereto and supersedes any prior written or oral agreement between them concerning the subject matter contained herein.

6.7          Attorneys' Fees; Costs and Expenses. Debtor agrees that it will reimburse Secured Party, upon demand, for all costs and expenses incurred by Secured Party in connection with (i) collecting or attempting to collect the Obligations or any part thereof, (ii) maintaining or defending Secured Party’s security interests or liens (or the priority thereof), (iii) the enforcement of Secured Party’s rights or remedies under this Agreement, the Obligations or any related agreement, document or certificate, (iv) the preparation or making of any amendments, modifications, waivers or consents with respect to this Agreement, the Obligations or any related agreement, document or certificate, and/or (v) any other matters, suits, actions or proceedings arising out of or in connection with this Agreement, the Obligations or any related agreement, document or certificate between Secured Party and Debtor (including, without limitation, any actions or proceedings pursuant to which Debtor asserts any claims against Secured Party or contests the validity or enforceability of this Agreement), which costs and expenses include without limit payments made by Secured Party for taxes, insurance, assessments, or other costs or expenses which Debtor or Debtor is required to pay under this Agreement, the Obligations or any related agreement, document or certificate; expenses related to the examination of any collateral; audit expenses; court costs and reasonable attorneys’ fees (whether in-house or outside counsel is used, whether legal assistants are used, and whether such costs are incurred in formal or informal collection actions, federal Bankruptcy proceedings, probate proceedings, on appeal or otherwise); and all other costs and expenses of Secured Party incurred in connection with any of the foregoing. Debtor further indemnifies Secured Party, its directors, officers, employees and agents against all losses, claims, damages, penalties, judgments, liabilities and expenses (including without limitation all expenses of litigation or preparation for litigation whether or not Secured Party is a party), which any of them pay or incur arising out of or relating to this Agreement, the or any related agreement, document or certificate, the transactions described in this Agreement, the Obligations or any related agreement, document or certificate.

6.8          Assignment and Delegation. This Agreement and the rights and duties hereunder may not be assigned by Debtor. Debtor may not assign this Agreement or the benefits it is to receive hereunder nor may it delegate the services and Obligations it is required to perform under this Agreement. The parties agree that any attempt by Debtor to assign its rights or delegate its duties hereunder shall be null and void.

6.9          Further Assurances. Whenever and so often as requested by a party, the other party will promptly execute and deliver, or cause to be executed and delivered, all such other and further instruments, documents or assurances, and promptly do or cause to be done all such other and further things as may be necessary and reasonably required in order to further and more fully discharge and perform the Obligations and agreements hereunder, and to more fully vest in such requesting party, all rights, interests, powers, benefits, privileges and advantages conferred, or intended to be conferred, upon it by this Agreement.

6.10        Form of Documents. All instruments, certificates and other documents to be executed and delivered under this Agreement by any party to any other party shall be in a form satisfactory to the counsel for the other party.

6.11        Indemnification; Expenses. Subject to being permitted pursuant to the Intercreditor Agreement, the Debtor agrees to indemnify and hold harmless the Secured Party and its trustees, directors, officers, agents, employees, and counsel from and against any and all costs, expenses, claims, or liability incurred by Secured Party or such person hereunder and under any other document prepared in connection herewith or therewith, unless such claim or liability shall be due to willful misconduct or gross negligence on the part of a Secured Party or such person. The Debtor agrees upon demand to pay or reimburse Secured Party for all liabilities, Obligations and reasonable out-of-pocket expenses, including reasonable fees and expenses of legal counsel for the Debtor from time to time arising in connection with the enforcement or collection of sums due under this Agreement or other documents related hereto or any “work-out” in connection with any such documents.

6.12        Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties to the extent this Agreement is assignable.

6.13        Executed Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

6.14        Section Headings. The various section headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or any section thereof.

B-11

6.15        Construction of Agreement. In determining the meaning of, or resolving any ambiguity with respect to, any word, phrase or provision of this Agreement, no uncertainty or ambiguity shall be construed or resolved against any party under any rule of construction, including the party primarily responsible for the drafting and preparation of this Agreement.

6.16        Waiver of Jury Trial. DEBTOR AND SECURED PARTY HEREBY WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE OBLIGATIONS, OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF, OR SECURED PARTY’S CONDUCT WITH RESPECT TO ANY OF THE FOREGOING. DEBTOR AGREES THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND ACKNOWLEDGES THAT SECURED PARTY WOULD NOT ACCEPT THIS AGREEMENT OR THE OBLIGATIONS IF THIS SECTION WERE NOT PART OF THIS AGREEMENT.

6.17        Termination. Notwithstanding anything to the contrary in the Agreement, this Agreement and the liens and security interests granted herein shall automatically terminate upon end of the Term under the Backstop Support Agreement

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Security Agreement in one or more counterparts which, taken together, shall constitute one agreement, which Security Agreement shall be effective as of and on the last date set forth below.

SECURED PARTY:

Anthony Tang

By
Anthony Tang:

DEBTOR:

Ener-Core, Inc.

By
Name/Title: